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                                                                     EXHIBIT 3.1



                          CERTIFICATE OF DOMESTICATION


         The undersigned, L. Cade Havard, Chief Executive Officer of ETC Transaction Corporation, in accordance with the provisions of Section 388 of Title 8 of the Delaware Code, does hereby certify:

         1. The corporation was first formed on September 5, 1986 in Calgary, Alberta, Canada.

         2. The name of the corporation immediately prior to the filing of this Certificate of Domestication was ETC Transaction Corporation.

         3. The name of the corporation as set forth in its Certificate of Incorporation is ETC Transaction Corporation.

         4. The jurisdiction that constituted the seat, siege social, principal place of business or central administration of the corporation immediately prior to the filing of this Certificate of Domestication was Calgary, Alberta, Canada.

         IN WITNESS WHEREOF, I, being the Chief Executive Officer and being duly authorized to sign this Certificate of Domestication on behalf of the corporation have made and signed this Certificate of Domestication on this 11th day of February 1997.


                                  ETC TRANSACTION CORPORATION


                                  By:              /s/ L. Cade Havard
                                     -----------------------------------------
                                       L. Cade Havard, Chief Executive Officer